Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OURA INC.

Oura Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Oura Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 28, 2026.

2. This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Certificate of Incorporation to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Oura Inc. has caused this Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on [ ● ], 2026.

Oura Inc.

By:
Name: Thomas Hale
Title:	Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is Oura Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904, and the name of its registered agent at such address is Cogency Global Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 4,600,000,000 shares, consisting of 4,500,000,000 shares of Common Stock, par value $0.00001 per share, and 100,000,000 shares of Preferred Stock, par value $0.00001 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased but not below the number of shares thereof then outstanding by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	Common Stock

1. General. The voting, dividend, liquidation and other rights, preferences and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. There shall be no cumulative voting.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder. A consolidation, reorganization or merger of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 4.

B.	Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

A. General Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation are hereby classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders of the Corporation following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders of the Corporation held in the third year following the year of their election. The Board of Directors is authorized to assign members of the Board of Directors already in office.

D. Term and Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, each director shall hold office until the annual meeting of the stockholders of the Corporation at which such director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

E. Vacancies and Newly Created Directorships. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock) and shall not be filled by the stockholders, unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, disqualification or removal.

F. Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect directors, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect directors, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Part B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically increased by such number of directors to be elected by the holders of any such series of Preferred Stock. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

G. Director Voting. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. Subject to the following sentence and unless otherwise required by law or this Certificate of Incorporation, each director shall have one vote on all matters presented to the Board of Directors for its consideration. If the Board of Directors considers any action that results in an equal number of the directors at the meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the Chairman of the Board, if then serving as a director, shall be entitled to cast an additional, tie-breaking vote with respect to such action.

ARTICLE VII

A. Consent of Stockholders. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting.

Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, are (i) signed by the holders of outstanding shares of the relevant series of Preferred Stock representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) delivered to the Corporation in accordance with applicable law.

B. Special Meetings of Stockholders. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

C. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors and other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided by the Bylaws.

ARTICLE VIII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

ARTICLE X

A. Amendment of the Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX and this Article X.

B. Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

C. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby, (ii) the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (iii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.